UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported): October 5, 2017 (October 3, 2017)

LINN ENERGY, INC.
(Exact name of registrant specified in its charter)

Delaware	000-51719	81-5366183
(State or Other Jurisdiction	(Commission	(I.R.S. Employer
Of Incorporation)	File Number)	Identification No.)

600 Travis Street Houston, Texas	77002
(Address of principal executive offices)	(Zip Code)
(281) 840-4000
(Registrant’s telephone number, including area code)

NOT APPLICABLE
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01.    Entry into a Material Definitive Agreement.
Purchase and Sale Agreement
On October 3, 2017, Linn Energy Holdings, LLC (“LEH”) and Linn Operating, LLC (“LOL” and together with LEH, the “Seller”), each of which is a wholly owned subsidiary of Linn Energy, Inc. (the “Company”), entered into a purchase and sale agreement (the “PSA”) with Washakie Exaro Opportunities, LLC (the “Buyer”). Pursuant to the terms of the PSA, the Seller agrees to sell producing wells and developed and undeveloped acreage covering approximately 163,000 net acres located in the Washakie Field in Wyoming (the “Assets Sale”) to the Buyer for a contract price of $200.0 million, subject to closing adjustments. Proceeds from the Assets Sale are expected to be added as additional cash on the Company’s balance sheet to be used for funding of the Company’s announced share repurchase program and other general corporate purposes. The Assets Sale is expected to close on November 30, 2017, with an effective date of August 1, 2017.
The PSA contains various representations, warranties, covenants and indemnification obligations of the Seller and the Buyer that are customary in transactions of this type. The closing is subject to satisfaction or waiver of specified conditions, including the material accuracy of the representations and warranties of the Seller and the Buyer. There can be no assurance that these closing conditions will be satisfied.
The PSA may be terminated, subject to certain exceptions, (i) by mutual written consent of the Seller and the Buyer, (ii) resulting from certain material breaches of the PSA that remain uncured and cause the failure of certain closing conditions, (iii) if the closing has not occurred on or before December 31, 2017, (iv) in the event the conditions related to the Title Defect Values (as defined in the PSA) and the Aggregate Environmental Defect Values (as defined in the PSA) are not satisfied and (v) upon the occurrence of certain other events specified in the PSA.
On October 3, 2017, the Buyer placed into escrow $20.0 million (the “Deposit Amount”). If the PSA is terminated under certain circumstances involving a willful breach of the PSA by the Buyer, the Seller will be entitled to receive the Deposit Amount as liquidated damages. Alternatively, if the PSA is terminated under certain circumstances involving a willful breach of the PSA by the Seller, the Buyer will be entitled, in addition to seeking damages for breach of the PSA, to receive the Deposit Amount.
The foregoing description of the PSA and the transactions contemplated thereby does not purport to be complete and is qualified in its entirety by reference to the PSA, which is filed as Exhibit 2.1 to this Current Report on Form 8-K and incorporated by reference herein. The PSA is filed herewith to provide investors with information regarding its terms. It is not intended to provide any other factual information about the Company, the Seller or the Buyer as of the specific dates therein, is solely for the benefit of the parties to the PSA, may be subject to limitations agreed upon by the contracting parties, including being qualified by disclosures made for the purposes of allocating contractual risk between the contracting parties that differ from those applicable to investors. Investors are not third-party beneficiaries under the PSA and should not rely on the representations, warranties and covenants or any descriptions thereof as characterizations of the actual state of facts or condition of the parties thereto or any of their respective subsidiaries or affiliates. Moreover, information concerning the subject matter of representations and warranties may change after the date of the PSA and this subsequent information may or may not be fully reflected in the Company’s public disclosures.
Cautionary Note Regarding Forward-Looking Statements
Certain statements in this Current Report on Form 8-K are forward-looking and are based upon the Company’s current belief as to the outcome and timing of future events. All statements, other than statements of historical facts, that address activities that the Company plans, expects, believes, projects, estimates or anticipates will, should or may occur in the future are forward-looking statements. Important factors that could cause actual results to differ materially from those in the forward-looking statements herein include, but are not limited to, the ability to consummate the Assets Sale as contemplated by the PSA, the use of the proceeds from the Assets Sale to fund the Company’s share repurchase program and the risk factors and known trends and uncertainties as described in the Company’s Annual Report on Form 10-K as filed with the Securities and Exchange Commission. These and other important factors could cause actual results to differ materially from those anticipated or implied in the forward-

looking statements. Please read “Risk Factors” in the Company’s Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and other public filings. The Company undertakes no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise.
Item 9.01.    Financial Statements and Exhibits.
(d) Exhibits.

Exhibit Number	Description

2.1*	Purchase and Sale Agreement, dated October 3, 2017, by and between Linn Energy Holdings, LLC, Linn Operating, LLC and Washakie Exaro Opportunities, LLC.

*
Pursuant to Item 601(b)(2) of Regulation S-K, the schedules and exhibits to the PSA have not been filed herewith. The registrant agrees to furnish supplementally copies of any omitted schedules and exhibits to the Securities and Exchange Commission upon request.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LINN ENERGY, INC.

Dated: October 5, 2017	By:	/s/ Candice J. Wells
		Name:	Candice J. Wells
		Title:	Senior Vice President, General Counsel and Corporate Secretary